Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Robert McGrath	Brad Burke
Media Relations	Investor Relations
212.984.8267	215.921.7436
Robert.mcgrath@cbre.com	Brad.burke@cbre.com

CBRE GROUP, INC. APPOINTS DARA BAZZANO

AS CHIEF ACCOUNTING OFFICER

Los Angeles - May 21, 2018 – CBRE Group, Inc. (NYSE: CBRE) today announced that Dara Bazzano has been appointed the company’s Chief Accounting Officer. She will lead CBRE’s Finance operations globally and have responsibility for all internal and external financial reporting.

Ms. Bazzano joined in April 2018. She had previously served as Global Controller and Chief Accounting Officer at The Gap, Inc., where she led all aspects of the company’s accounting, shared services and control functions. Earlier, she was a Partner at PwC and at KPMG where she held numerous roles over 13 years, including serving as a technical leader in the national office of KPMG.

“Dara brings strong technical skills, business savvy and leadership experience to her role at CBRE,” said Jim Groch, Chief Financial Officer, CBRE. “She is a great addition to CBRE’s Global Finance leadership team.”

Ms. Bazzano earned a BS with an accounting concentration from California State University, Sacramento. She is accredited by the American Institute of Certified Public Accountants.

With Ms. Bazzano assuming the Chief Accounting Officer duties, Arlin Gaffner, who filled this role on an interim basis since November 2017, will focus full-time on his responsibilities as Chief Financial Officer of the Americas.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE: CBRE), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2017 revenue). The company has more than 80,000 employees (excluding affiliates), and serves

CBRE Press Release

real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com.